Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Bio Solutions Inc.
New York, New York

We hereby consent to the incorporation by reference in this Prospectus constituting a part of the Registration Statement on Form S-1 of our report dated September 21, 2022, relating to the consolidated financial statements of Intelligent Bio Solutions Inc. appearing in the Form 10-K for the year ended June 30, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in this Prospectus.

/s/ BDO Audit Pty Ltd

Sydney, Australia

July 12, 2023